Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Strong Fourth-Quarter Results and Provides 2012 Guidance

Fourth-Quarter 2011

•	Earnings per share rose to $1.84, driven by strong core performance

•	EPS includes favorable tax settlement of $0.52 compared with $0.50 in 2010

•	Revenue rose to $19.6 billion on increased commercial airplane deliveries

Full Year 2011

•	Earnings per share increased 20 percent to $5.34 on record revenue of $68.7 billion

•	Operating cash flow increased 36 percent to $4.0 billion

•	Backlog grew to a record $356 billion including $103 billion of orders during the year

Outlook for 2012

•	EPS guidance of between $4.05 and $4.25 reflects strong operating performance offset by $0.83 of higher pension expense

•	Revenue guidance established at between $78 and $80 billion

•	Operating cash flow guidance set at greater than $5.0 billion includes $1.5 billion of discretionary pension contributions

Table 1. Summary Financial Results

	Fourth Quarter			Full Year
(Dollars in Millions, except per share data)	2011	2010	Change	2011	2010	Change
Revenues	$19,555	$16,550	18%	$68,735	$64,306	7%
Earnings From Operations	$1,597	$1,103	45%	$5,844	$4,971	18%
Operating Margin	8.2%	6.7%	1.5 Pts	8.5%	7.7%	0.8 Pts
Net Income	$1,393	$1,164	20%	$4,018	$3,307	21%
Earnings per Share	$1.84	$1.56	18%	$5.34	$4.45	20%
Operating Cash Flow	$2,931	$1,116	NM	$4,023	$2,952	36%

CHICAGO, Jan. 25, 2012 – The Boeing Company [NYSE: BA] reported fourth-quarter net income rose to $1.4 billion, or $1.84 per share, on revenue of $19.6 billion. The results reflect continued strong core performance across the company’s businesses, a $0.52 per share impact related to a favorable tax settlement, and higher pension expense (Table 1). Fourth-quarter 2010 results included a $0.50 per share favorable tax settlement.

Net income for the full year increased to $4.0 billion, or $5.34 per share, on revenue of $68.7 billion, which included the impact of the favorable tax settlement ($0.53 per share for the year). Full-year 2010 results included the $0.50 per share favorable tax settlement and a $0.20 per share tax charge resulting from health care legislation.

Earnings guidance for 2012 has been established at between $4.05 and $4.25 per share reflecting solid core performance and higher pension expense. Revenue guidance for 2012 is between $78 and $80 billion.

“Strong fourth-quarter operating performance, record revenue and backlog, and expanded earnings and cash flow capped a year of substantial progress for Boeing in 2011,” said Jim McNerney, Boeing chairman, president, and chief executive officer. “Major accomplishments of our team during the year included certifying and delivering the first 787s and 747-8s, winning the U.S. Air Force Tanker program, launching the 737 MAX, and securing both an important U.S. missile defense contract and a key agreement for F-15s to Saudi Arabia.”

“We enter 2012 with renewed momentum, and proven business and product strategies. With a record backlog and intense focus on productivity, we are well positioned to deliver growth and increased competitiveness, even as we face constrained U.S. defense spending and pension headwinds. Our priorities for the year are to continue with disciplined increases in production rates for our commercial airplane customers, and to build on our strong position in defense, space and security with aggressive pursuit of growth in core, adjacent and international markets,” he said.

Table 2. Cash Flow

	Fourth Quarter		Full Year
(Millions)	2011	2010	2011	2010
Operating Cash Flow	$2,931	$1,116	$4,023	$2,952
Less Additions to Property, Plant & Equipment	($571)	($400)	($1,713)	($1,125)

Free Cash Flow*	$2,360	$716	$2,310	$1,827

*	Non-GAAP measure. A complete definition of Boeing's use of non-GAAP measures, identified by an asterisk (*), is found on page 9, "Non-GAAP Measure Disclosures."

Boeing’s quarterly operating cash flow was $2.9 billion, with strong operating performance more than offsetting continued investment in the 787 and 747-8 programs. For the full year, operating cash flow was $4.0 billion. Free cash flow* was $2.4 billion in the quarter (Table 2).

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q11	3Q11
Cash	$10.1	$5.9
Marketable Securities[1]	$1.2	$3.3

Total	$11.3	$9.2
Debt Balances:
The Boeing Company	$9.0	$9.0
Boeing Capital Corporation	$3.4	$3.4

Total Consolidated Debt	$12.4	$12.4

[1]	Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $11.3 billion at year-end (Table 3), up from $9.2 billion at the beginning of the quarter. Debt was unchanged in the quarter.

Total company backlog at year-end was a record $356 billion, up from $332 billion at the beginning of the quarter. Net orders for the quarter were $42 billion and included a significant mix of wide-body commercial airplanes. Backlog is up $34.6 billion from prior year-end, reflecting $103 billion of net orders in 2011.

Segment Results

Commercial Airplanes

Table 4. Commercial Airplanes Operating Results

	Fourth Quarter				Full Year
(Dollars in Millions)	2011	2010	Change		2011	2010	Change
Commercial Airplanes Deliveries	128	116	10%		477	462	3%
Revenues	$10,695	$8,184	31%		$36,171	$31,834	14%
Earnings from Operations	$981	$627	56%		$3,495	$3,006	16%
Operating Margins	9.2%	7.7%	1.5	Pts	9.7%	9.4%	0.3	Pts

Boeing Commercial Airplanes fourth-quarter revenue increased by 31 percent to $10.7 billion on higher delivery volume and mix. Operating margin was 9.2 percent, reflecting lower R&D partially offset by the dilutive impact of initial 787 and 747-8 deliveries and higher period costs (Table 4).

For the full year, revenue increased by 14 percent on higher delivery volume, increased services revenue and mix. Operating margin was 9.7 percent, reflecting improved mix and lower R&D partially offset by higher period costs and the dilutive impact of initial 787 and 747-8 deliveries.

During the quarter, the first 747-8 Freighter was delivered to Cargolux and the 747-8 Intercontinental achieved FAA certification. Also during the quarter, the company and the International Association of Machinists & Aerospace Workers reached agreement on a four-year contract extension primarily related to machinists in Puget Sound.

At year-end, the company had over 1,000 orders and commitments for the 737 MAX, including 150 firm orders from launch customer Southwest Airlines.

Commercial Airplanes booked 379 net orders during the quarter and 805 during the full year. Backlog remains strong with more than 3,700 airplanes valued at a record $296 billion.

Boeing Defense, Space & Security

Table 5. Defense, Space & Security Operating Results

	Fourth Quarter				Full Year
(Dollars in Millions)	2011	2010	Change		2011	2010	Change
Revenues
Boeing Military Aircraft	$3,949	$3,627	9%		$14,947	$14,238	5%
Network & Space Systems	$1,967	$2,434	(19%)		$8,673	$9,455	(8%)
Global Services & Support	$2,555	$2,104	21%		$8,356	$8,250	1%

Total BDS Revenues	$8,471	$8,165	4%		$31,976	$31,943	0%
Earnings from Operations
Boeing Military Aircraft	$374	$315	19%		$1,526	$1,250	22%
Network & Space Systems	$170	$218	(22%)		$690	$711	(3%)
Global Services & Support	$321	$283	13%		$942	$914	3%

Total BDS Earnings from Operations	$865	$816	6%		$3,158	$2,875	10%
Operating Margins	10.2%	10.0%	0.2	Pts	9.9%	9.0%	0.9	Pts

Boeing Defense, Space & Security’s fourth-quarter revenue increased by 4 percent to $8.5 billion, while operating margin was 10.2 percent (Table 5).

For the full year, revenue was unchanged at $32.0 billion. Operating margin increased to 9.9 percent, driven by higher Boeing Military Aircraft (BMA) margins.

BMA fourth-quarter revenue increased to $3.9 billion, due to Airborne Early Warning & Control (AEW&C) mix and higher KC-767 International Tanker deliveries partially offset by fewer C-17 deliveries. Operating margin increased to 9.5 percent, reflecting strong execution across various programs. Fourth-quarter 2010 included charges for higher costs on the AEW&C program. During the quarter, the U.S. Government and Saudi Arabia reached agreement on the purchase of 84 new F-15SA aircraft and upgrades to an additional 70 F-15Ss. Additionally, BMA was awarded the P-8A low rate initial production lot II production award from the U.S. Navy.

Network & Space Systems (N&SS) fourth-quarter revenue decreased to $2.0 billion, due to lower volume driven by termination of the Brigade Combat Team Modernization program. Operating margin decreased to 8.6 percent, reflecting higher R&D. During the quarter, N&SS was awarded the development and sustainment contract for Ground-based Midcourse Defense from the U.S. Missile Defense Agency. Also during the quarter, N&SS delivered the first 702 medium power satellite.

Global Services & Support (GS&S) fourth-quarter revenue increased to $2.6 billion, due to higher revenues in integrated logistics. Operating margin decreased to 12.6 percent, reflecting the current defense contracting environment. During the quarter, GS&S was awarded the C-17 Globemaster III Integrated Sustainment Program from the U.S. Air Force.

Backlog at Defense, Space & Security was $60 billion.

Additional Financial Information

Table 6. Additional Financial Information

	Fourth Quarter		Change	Full Year		Change
(Dollars in Millions)	2011	2010		2011	2010
Revenues
Boeing Capital Corporation	$116	$145	(20%)	$532	$639	(17%)
Other segment	$31	$31		$138	$138
Unallocated items and eliminations	$242	$25		($82)	($248)
Earnings from Operations
Boeing Capital Corporation	($8)	$6	NM	$125	$152	(18%)
Other segment income/(expense)	$43	($73)		$54	($327)
Unallocated items and eliminations	($284)	($273)		($988)	($735)
Other income/(expense), net	($29)	$32		$47	$52
Interest and debt expense	($124)	($132)		($498)	($516)
Effective tax rate	3.9%	-16.3%		25.6%	26.5%

At year-end, Boeing Capital Corporation’s (BCC) portfolio balance was $4.3 billion, unchanged from the beginning of the quarter and down from $4.7 billion at the start of the year. BCC’s earnings decreased due to a smaller portfolio and higher asset impairments. BCC’s debt-to-equity ratio was unchanged at 6.2-to-1.

The “Other” segment includes unallocated activities of Engineering, Operations and Technology, Shared Services Group as well as certain intercompany guarantees provided to BCC. Other segment earnings of $43 million in the fourth quarter 2011 were driven by assigning an upgraded credit rating category to certain financing receivables.

The loss in unallocated items and eliminations increased due to higher pension and deferred compensation expense partially offset by a charitable trust contribution that impacted fourth-quarter 2010. Total pension expense for the fourth quarter was $344 million, as compared to $254 million in the same period last year. A total of $291 million was allocated to the operating segments in the quarter, up from $244 million in the same period last year, and $53 million was recognized in unallocated items, compared to $10 million in the same period last year.

The company’s income tax expense of $57 million in the quarter (compared to a benefit of $163 million in the same period last year) included a $397 million non-cash gain due to an IRS settlement for tax years 2004 through 2006. Fourth-quarter 2010 included a $371 million non-cash gain due to an IRS settlement and a benefit of $154 million due to the extension of the R&D credit.

Outlook

The company’s 2012 financial guidance (Table 7) reflects continued strong core performance, generating a 7 percent increase in adjusted earnings per share*, which is offset by higher pension expense and other items.

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2012
The Boeing Company
Revenue	$78 - 80
Earnings Per Share (GAAP)	$4.05 - 4.25
Operating Cash Flow [1]	> $5.0
Boeing Commercial Airplanes
Deliveries [2]	585 - 600
Revenue	$47.5 - 49.5
Operating Margin	8.5% - 9%
Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~$15.0
Network & Space Systems	~$7.25
Global Services & Support	~$8.0

Total BDS Revenue	$30.0 - 30.5
Operating Margin
Boeing Military Aircraft	~9.25%
Network & Space Systems	~7.5%
Global Services & Support	~10.5%

Total BDS Operating Margin	> 9.0%
Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~$0.4
Return on Assets	~0.5%
Research & Development	$3.3 - 3.5
Capital Expenditures	~$2.0
Pension Expense	$2.6

1	After discretionary cash pension contributions of $1.5 billion and assuming new aircraft financings under $0.5 billion.
2	2012 is sold out and includes an expected 70 to 85 787 and 747-8 deliveries, of which approximately half are 787 aircraft.
*	Non-GAAP measure. A complete definition of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 9, “Non-GAAP Measure Disclosures.” A complete reconciliation is attached to this release.

Boeing’s 2012 revenue guidance is between $78 and $80 billion. Earnings guidance for 2012 is established at between $4.05 and $4.25 per share. Total pension expense in 2012 is expected to be $2.6 billion (of which approximately $1.0 billion is expected to be recorded in unallocated items and eliminations) or $2.21 per share, an increase of $0.83 per share from 2011. Operating cash flow is expected to be greater than $5.0 billion in 2012, including $1.5 billion of discretionary pension contributions.

Commercial Airplanes’ 2012 deliveries are expected to be between 585 and 600 airplanes and is sold out. This includes an expected 70 to 85 787 and 747-8 deliveries, of which approximately half are 787 aircraft. Commercial Airplanes’ 2012 revenue is expected to be between $47.5 and $49.5 billion with operating margins between 8.5 and 9 percent.

Defense, Space & Security’s revenue for 2012 is expected to be between $30.0 and $30.5 billion with operating margins greater than 9.0 percent.

Boeing Capital Corporation expects that its aircraft finance portfolio will continue to decline in 2012, as new aircraft financing of less than $0.5 billion is expected to be lower than normal portfolio runoff through customer payments and depreciation. BCC’s debt-to-equity ratio is expected to return to 5.0-to-1 in the first quarter of 2012 due to the repayment of maturing debt.

Boeing’s 2012 R&D forecast is between $3.3 and $3.5 billion. Capital expenditures for 2012 are expected to be approximately $2.0 billion.

Non-GAAP Measure Disclosures

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Increase in Adjusted Earnings Per Share

Adjusted earnings per share is defined as GAAP diluted earnings per share adjusted for certain significant charges or credits. Management believes the increase in adjusted earnings per share is important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) our commercial development programs, planned production rate increases across multiple commercial airline programs and the overall health of our production system; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital Corporation’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #

Contact:

Investor Relations:	Scott Fitterer or Jennifer Mack (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2011	2010	2011	2010
Sales of products	$57,401	$52,586	$16,960	$13,569
Sales of services	11,334	11,720	2,595	2,981

Total revenues	68,735	64,306	19,555	16,550

Cost of products	(46,642)	(42,194)	(14,307)	(11,025)
Cost of services	(9,097)	(9,489)	(1,920)	(2,352)
Boeing Capital Corporation interest expense	(128)	(160)	(34)	(36)

Total costs and expenses	(55,867)	(51,843)	(16,261)	(13,413)

	12,868	12,463	3,294	3,137
Income from operating investments, net	278	267	76	80
General and administrative expense	(3,408)	(3,644)	(864)	(977)
Research and development expense, net	(3,918)	(4,121)	(913)	(1,134)
Gain/(loss) on dispositions, net	24	6	4	(3)

Earnings from operations	5,844	4,971	1,597	1,103
Other income/(expense), net	47	52	(29)	32
Interest and debt expense	(498)	(516)	(124)	(132)

Earnings before income taxes	5,393	4,507	1,444	1,003
Income tax (expense)/benefit	(1,382)	(1,196)	(57)	163

Net earnings from continuing operations	4,011	3,311	1,387	1,166
Net gain/(loss) on disposal of discontinued operations, net of taxes of ($4), $2, ($3) and $1	7	(4)	6	(2)

Net earnings	$4,018	$3,307	$1,393	$1,164

Basic earnings per share from continuing operations	$5.38	$4.50	$1.85	$1.57
Net gain/(loss) on disposal of discontinued operations, net of taxes	0.01	(0.01)	0.01

Basic earnings per share	$5.39	$4.49	$1.86	$1.57

Diluted earnings per share from continuing operations	$5.33	$4.46	$1.83	$1.56
Net gain/(loss) on disposal of discontinued operations, net of taxes	0.01	(0.01)	0.01

Diluted earnings per share	$5.34	$4.45	$1.84	$1.56

Cash dividends paid per share	$1.68	$1.68	$0.42	$0.42

Weighted average diluted shares (millions)	753. 1	744.3	757.1	747.0

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions, except per share data)	December 31 2011	December 31 2010
Assets
Cash and cash equivalents	$10,049	$5,359
Short-term and other investments	1,223	5,158
Accounts receivable, net	5,793	5,422
Current portion of customer financing, net	476	285
Deferred income taxes	29	31
Inventories, net of advances and progress billings	32,240	24,317

Total current assets	49,810	40,572
Customer financing, net	4,296	4,395
Property, plant and equipment, net of accumulated depreciation of $13,993 and $13,322	9,313	8,931
Goodwill	4,945	4,937
Acquired intangible assets, net	3,044	2,979
Deferred income taxes	5,892	4,031
Investments	1,043	1,111
Other assets, net of accumulated amortization of $717 and $630	1,643	1,609

Total assets	$79,986	$68,565

Liabilities and equity
Accounts payable	$8,406	$7,715
Accrued liabilities	12,239	13,802
Advances and billings in excess of related costs	15,496	12,323
Deferred income taxes and income taxes payable	2,780	607
Short-term debt and current portion of long-term debt	2,353	948

Total current liabilities	41,274	35,395
Accrued retiree health care	7,520	8,025
Accrued pension plan liability, net	16,537	9,800
Non-current income taxes payable	122	418
Other long-term liabilities	907	592
Long-term debt	10,018	11,473
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,033	3,866
Treasury stock, at cost – 267,556,388 and 277,002,059 shares	(16,603)	(17,187)
Retained earnings	27,524	24,784
Accumulated other comprehensive loss	(16,500)	(13,758)

Total shareholders’ equity	3,515	2,766
Noncontrolling interest	93	96

Total equity	3,608	2,862

Total liabilities and equity	$79,986	$68,565

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2011	2010
Cash flows—operating activities:
Net earnings	$4,018	$3,307
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	186	215
Depreciation	1,457	1,510
Amortization of acquired intangible assets	203	217
Amortization of debt discount/premium and issuance costs	15	19
Investment/asset impairment charges, net	119	174
Customer financing valuation provision	(269)	51
(Gain)/loss on disposal of discontinued operations	(11)	6
Gain on dispositions, net	(24)	(6)
Other charges and credits, net	500	512
Excess tax benefits from share-based payment arrangements	(36)	(19)
Changes in assets and liabilities –
Accounts receivable	(292)	8
Inventories, net of advances and progress billings	(10,012)	(7,387)
Accounts payable	1,164	313
Accrued liabilities	237	668
Advances and billings in excess of related costs	3,173	238
Income taxes receivable, payable and deferred	1,262	822
Other long-term liabilities	127	328
Pension and other postretirement plans	2,126	1,335
Customer financing, net	(6)	717
Other	86	(76)

Net cash provided by operating activities	4,023	2,952

Cash flows—investing activities:
Property, plant and equipment additions	(1,713)	(1,125)
Property, plant and equipment reductions	94	63
Acquisitions, net of cash acquired	(42)	(932)
Contributions to investments	(6,796)	(15,548)
Proceeds from investments	10,757	12,425
Reimbursement of Sea Launch guarantee payments		82
Receipt of economic development program funds	69	206
Purchase of distribution rights		(2)

Net cash provided/(used) by investing activities	2,369	(4,831)

Cash flows—financing activities:
New borrowings	799	41
Debt repayments	(930)	(689)
Repayments of distribution rights financing	(451)	(137)
Stock options exercised, other	114	87
Excess tax benefits from share-based payment arrangements	36	19
Employee taxes on certain share-based payment arrangements	(24)	(30)
Dividends paid	(1,244)	(1,253)

Net cash used by financing activities	(1,700)	(1,962)

Effect of exchange rate changes on cash and cash equivalents	(2)	(15)

Net increase/(decrease) in cash and cash equivalents	4,690	(3,856)
Cash and cash equivalents at beginning of year	5,359	9,215

Cash and cash equivalents at end of period	$10,049	$5,359

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Twelve months ended		Three months ended
	December 31		December 31
(Dollars in millions)	2011	2010	2011	2010
Revenues:
Commercial Airplanes	$36,171	$31,834	$10,695	$8,184
Boeing Defense, Space & Security:
Boeing Military Aircraft	14,947	14,238	3,949	3,627
Network & Space Systems	8,673	9,455	1,967	2,434
Global Services & Support	8,356	8,250	2,555	2,104

Total Boeing Defense, Space & Security	31,976	31,943	8,471	8,165
Boeing Capital Corporation	532	639	116	145
Other segment	138	138	31	31
Unallocated items and eliminations	(82)	(248)	242	25

Total revenues	$68,735	$64,306	$19,555	$16,550

Earnings from operations:
Commercial Airplanes	$3,495	$3,006	$981	$627
Boeing Defense, Space & Security:
Boeing Military Aircraft	1,526	1,250	374	315
Network & Space Systems	690	711	170	218
Global Services & Support	942	914	321	283

Total Boeing Defense, Space & Security	3,158	2,875	865	816
Boeing Capital Corporation	125	152	(8)	6
Other segment	54	(327)	43	(73)
Unallocated items and eliminations	(988)	(735)	(284)	(273)

Earnings from operations	5,844	4,971	1,597	1,103
Other income/(expense), net	47	52	(29)	32
Interest and debt expense	(498)	(516)	(124)	(132)

Earnings before income taxes	5,393	4,507	1,444	1,003
Income tax (expense)/benefit	(1,382)	(1,196)	(57)	163

Net earnings from continuing operations	4,011	3,311	1,387	1,166
Net gain/(loss) on disposal of discontinued operations, net of taxes of ($4), $2, ($3) and $1	7	(4)	6	(2)

Net earnings	$4,018	$3,307	$1,393	$1,164

Research and development expense, net:
Commercial Airplanes	$2,715	$2,975	$524	$873
Boeing Defense, Space & Security:
Boeing Military Aircraft	541	589	172	130
Network & Space Systems	476	417	156	90
Global Services & Support	121	130	37	31

Total Boeing Defense, Space & Security	1,138	1,136	365	251
Other segment	65	10	24	10

Total research and development expense, net	$3,918	$4,121	$913	$1,134

Unallocated items and eliminations:
Share-based plans	$(83)	$(136)	$(20)	$(24)
Deferred compensation	(61)	(112)	(65)	(28)
Pension	(269)	54	(53)	(10)
Post-retirement	(248)	(59)	(40)	(23)
Capitalized interest	(51)	(54)	(12)	(13)
Eliminations and other	(276)	(428)	(94)	(175)

Total	$(988)	$(735)	$(284)	$(273)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Twelve months ended December 31		Three months ended December 31
Commercial Airplanes	2011	2010	2011	2010
737	372	376	91	95
747	9		9
767	20	12	6	3
777	73	74	20	18
787	3		2

Total	477	462	128	116

Boeing Defense, Space & Security

Boeing Military Aircraft
F/A-18 Models	49	50	11	11
F-15E Eagle	15	13	4	3
C-17 Globemaster	13	14	2	4
KC-767 International Tanker	3	1	2	1
CH-47 Chinook	32	20	10	7
AH-64 Apache		13		2
AEW&C	3	4	1	1

Network & Space Systems
Delta II		1		1
Delta IV		1
Commercial and Civil Satellites	1	3	1	1
Military Satellites	3	1	1

	December 31	September 30	December 31
Contractual backlog (Dollars in billions)	2011	2011	2010
Commercial Airplanes	$293.3	$270.3	$255.6
Boeing Defense, Space & Security:
Boeing Military Aircraft	24.1	24.2	25.1
Network & Space Systems	9.1	9.5	9.6
Global Services & Support	13.2	12.9	13.7

Total Boeing Defense, Space & Security	46.4	46.6	48.4

Total contractual backlog	$339.7	$316.9	$304.0

Unobligated backlog	$15.8	$14.7	$16.9

Total backlog	$355.5	$331.6	$320.9

Workforce	171,700	170,600	160,500

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

2012 Increase in Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits or highlight certain significant items that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. The company also believes that it is useful to highlight the significant impact pensions and the higher tax rate and shares have on the company’s projected 2012 results. The determination of significant charges or credits or exclusion of certain items may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

	Year Ended December 31, 2011		Year Ended December 31, 2012 - Guidance
	Earnings Per Share		Earnings Per Share
GAAP Diluted Earnings Per Share	$5.34		$4.05 - 4.25
Favorable Tax Settlement	($0.53	) [a]
Increased Pension Expense			$0.83	[b]
Higher Tax Rate			$0.12	[c]
Higher Shares			$0.06	[d]

Adjusted Earnings Per Share	$4.81		$5.06 - 5.26
Weighted Average Diluted Shares (in millions)	753.1		762.0
2012 Decrease in GAAP Earnings Per Share			(~22%)
2012 Increase in Adjusted Earnings Per Share			~7%

a	Represents favorable tax settlement of $397 million recorded in 2011 related to Internal Revenue Service (IRS) settlement for 2004 through 2006 tax years, expressed as earnings-per-share.
b	Represents pension expense increase of $934 million (2012 projection of $2,582 million vs. $1,648 million in 2011), expressed as earnings-per-share. The earnings per share amount is presented net of income taxes of approximately 35 percent.
c	Represents impact of higher tax rate (approximately 35 percent projection in 2012 vs. 33.0 percent in 2011) of $92 million, expressed as earnings-per-share. The 33.0 percent tax rate in 2011 represents the 2011 GAAP effective income tax rate of 25.6 percent adjusted by 7.4 percent for the $397 million favorable IRS settlement for 2004 through 2006 tax years. Our 2012 guidance assumes Congress extends the R&D tax credit for 2012.
d	Represents impact of higher weighted average diluted shares (762.0 million projection in 2012 vs. 753.1 million in 2011), expressed as earnings-per-share.